Cumberland Pharmaceuticals Receives FDA Fast Track Designation for its Ifetroban Duchenne Muscular Dystrophy Program
NASHVILLE, Tenn. (February 4, 2026) - Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a specialty pharmaceutical company focused on developing new products for rare diseases, announced today that the U.S. Food and Drug Administration (FDA) has granted Fast Track Designation for its novel oral therapy targeting a fatal form of heart disease in Duchenne muscular dystrophy ("DMD") patients.
The FDA's Fast Track program facilitates the development and expedites the review of a drug designed to treat a serious or life-threatening condition and unmet medical need. This designation provides an opportunity for more frequent communication with the FDA, enabling Cumberland, as the sponsor, to obtain early feedback and guidance. Under Fast Track, Cumberland can also submit portions of an application for marketing approval on a rolling basis.
Cumberland requested Fast Track Designation to streamline the regulatory pathway for ifetroban for DMD heart disease. This Fast Track Designation follows the drug’s receipt of both Orphan Drug Designation and Rare Pediatric Disease Designation, confirming both the urgency and the significant impact of the product for this indication.
Cumberland previously announced positive results from its Phase 2 FIGHT DMD trial evaluating oral thromboxane receptor antagonist ifetroban in DMD heart disease, demonstrating a 5.4% improvement in left ventricular ejection fraction (LVEF) over 12 months of treatment.
"The FDA's Fast Track Designation for ifetroban underscores the urgent and critical unmet medical need in DMD heart disease," said A.J. Kazimi, Cumberland founder and CEO. "This designation, combined with our breakthrough Phase 2 results, positions us to work closely with the FDA through more frequent interactions and expedited review processes to advance this promising heart-targeted therapy for DMD patients as efficiently as possible. We look forward to engaging with the Agency and our patient advocacy partners to bring this much-needed therapy to DMD patients and their families."
About Duchenne Muscular Dystrophy (DMD)
DMD is a rare and incurable pediatric disease affecting approximately 1 in 3,500-5,000 male births caused by mutations in the gene encoding dystrophin, a protein critical for muscle function, including the heart. Patients with DMD slowly lose muscle function, resulting in the inability to walk, difficulty breathing, and heart failure. While current treatments can help manage some DMD symptoms, there are no approved therapies specifically targeting DMD-related heart disease, highlighting a critical unmet medical need.

Heart disease is the leading cause of death in DMD patients, with heart damage beginning early and progressing at different rates for each patient. Despite this, no treatments are currently approved specifically for DMD heart disease. The current treatment options include the use of corticosteroids to reduce inflammation and traditional heart disease medications to manage blood pressure and heart rate, reducing strain on the heart. While these therapies slow the onset and progression of DMD heart disease, none of them provides a lasting benefit for this unique form of heart disease or improves patient survival. Additionally, exon-skipping and gene therapies approved for DMD have shown no cardiac benefit to date.